Exhibit 99

                 PRESS RELEASE OF FSB COMMUNITY BANKSHARES, INC.

November 5, 2007

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Community Bankshares, Inc.
Tel (585) 223-9080


                         FSB COMMUNITY BANKSHARES, INC.
                          ANNOUNCES QUARTERLY EARNINGS

Fairport, New York, November 5, 2007: FSB Community Bankshares, Inc. (the "Company") (OTC Bulletin Board: FSBC), the mid-tier stock holding company of Fairport Savings Bank, reported a net loss of $1,000 for the quarter ended September 30, 2007 compared to a net loss of $112,000 for the quarter ended June 30, 2007 and net income of $27,000 for the quarter ended September 30, 2006. The net loss of $1,000 for the quarter ended September 30, 2007 included an $81,000 gain on the sale of available for sale securities. The Company's net interest margin for the quarter ended September 30, 2007 increased 13 basis points to 2.31% from 2.18% for the quarter ended June 30, 2007.

For the nine months ended September 30, 2007, the Company reported a net loss of $248,000 compared to net income of $191,000 for nine months ended September 30, 2006. The net loss in the 2007 period resulted primarily from the inverted yield curve that existed for most of the year and the Company's higher level of non-interest expense reflecting the January 2007 opening of the branch office in Irondequoit, New York.

Stockholders' equity at September 30, 2007 was $20.3 million, or 12.27% of assets.

The Company completed its initial stock offering on August 10, 2007, issuing 1,785,000 shares of common stock, of which 838,950 shares, or 47.0%, were sold to the public and 946,050 shares, or 53.0%, were issued to FSB Community Bankshares, MHC, the Company's parent mutual holding company. Net proceeds from the offering were approximately $7.5 million.

At September 30, 2007, FSB Community Bankshares, Inc. had $165.4 million in consolidated assets and $121.2 million in deposits. The Company is a federally chartered corporation. Fairport Savings Bank (the "Bank"), the wholly owned subsidiary of the Company, conducts business from its main office in Fairport, New York and two branches located in Penfield, New York and Irondequoit, New York. The Bank's principal business consists of originating one- to four- family residential real estate mortgages, loans and home equity lines of credit and to
a  lesser  extent   originations  of  commercial   real  estate,   multi-family,
construction and other consumer loans. The Bank attracts retail deposits from the general public in the areas surrounding its main office and branches,
offering  a  wide  variety  of  deposit  products.   Through  its  wholly  owned
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subsidiary, Oakleaf Services Corporation, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.


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